UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LUCKY 1 ENTERPRISES INC.
(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	n/a (I.R.S. Employer Identification No.)

P.O. Box 10147 Pacific Centre
1460 - 701 West Georgia Street
Vancouver, BC, Canada V7Y 1C6

(Address of Principal Executive Offices and Zip Code)

2002 Stock Option Plan
(Full title of the plan)

Bedo Kalpakian
P.O. Box 10147 Pacific Centre
1460 - 701 West Georgia Street
Vancouver, BC, Canada V7Y 1C6

(Name and address of agent for service)

(604) 681-1519
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	713,707(2)	$0.37(1)	$210,791.96(1)	$19.39(1)

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.22 bid; $0.51 ask) of the common stock as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on September 23, 2002.

(2) The 2002 Stock Option Plan authorizes the issuance of a maximum of 713,707 common shares, all of which are being registered under this Form S-8 Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who either participate in our 2002 Stock Option Plan, effective September 30, 2002 and who consent to and execute our form of Stock Option Agreement. Copies of the 2002 Stock Option Plan and our form of Stock Option Agreement are attached as exhibits to this Form S-8 (Exhibits 4.1 and 4.2 respectively).

This Registration Statement relates to a maximum of 713,707 common shares in the capital of Lucky 1 Enterprises Inc. issuable pursuant to the 2002 Stock Option Plan.

Item 2. Company Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in Section 10(a) Prospectus) and other documents required to be delivered to individuals who participate in the 2002 Stock Option Plan pursuant to Rule 428(b), are available without charge by contacting:

Lucky 1 Enterprises Inc.
P.O. Box 10147 Pacific Centre
1460 - 701 West Georgia Street
Vancouver, BC V7Y 1C6
Attention: The President
Telephone: (604) 681-1519

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by our corporation with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1. The description of our corporation's common stock contained in the Registration Statement on Form 20-F (SEC file number 000-16353), filed with the Securities and Exchange Commission on October 20, 1987, including all amendments and reports for the purpose of updating such description; and

2. Our Annual Report on Form 20-F, filed on June 28, 2002.

In addition to the foregoing, all documents subsequently filed by our corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy any reports, statements of other information were filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, or on the internet at the SEC's website at http\\:www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to section 128 of the Company Act (British Columbia), a company, with the approval of the court, may indemnify:

1. A person who is a director or former director of the company or is a director or former director of a corporation of which the company is or was a shareholder, and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if

(a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director, and

(b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

2. The court, on the application of a company, director or a former director, may make an order approving an indemnity under this section, and the court may make any further order it considers appropriate.

3. On an application under subsection (2), the court may order notice to be given to any interested person.

4. A company may purchase and maintain insurance for the benefit of a person referred to in this section against any liability incurred by the person as a director or officer.

Subsections (1) to (3) apply to officers or former officers of a company or of a corporation of which the company is or was a shareholder.

Part 20 of our Articles of Incorporation provide that, subject to the provisions of the Company Act (British Columbia), we may indemnify a director or former director of our company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the director or former director was made a party by reason of being or having been a director of our company. Each of our directors, upon their appointment as a director, is deemed to have contracted with our company on the terms of this indemnity.

In addition, and also subject to the provisions of the Company Act (British Columbia), our Articles of Incorporation provide that we may indemnify our officers, employees and agents against all costs, charges and expenses whatsoever incurred by him/her as a result of acting within the scope of his/her position as an officer, employee or agent of our company. Our Articles of Incorporation require that we indemnify our Secretary against all costs, charges and expenses incurred by him/her arising out of the functions assigned to the Secretary by our company or by our Articles of Incorporation. Each Secretary, upon his/her appointment, is deemed to have contracted with our company on the terms of this indemnity.

Pursuant to indemnity agreements dated April 1, 1993, April 15, 1999 and April 1, 2002, between our company and each of Bedo Kalpakian, Jacob Kalpakian, Gregory McFarlane, J.W. Murton and Florence Chin (as applicable), we agreed to indemnify and save our officers and directors, their heirs and personal representatives harmless from and against all costs, charges and expenses arising out of their association with our company. These costs, charges and expenses include any amounts paid to settle an action or satisfy a judgment brought or found against the directors and any amounts paid to settle an administrative action or proceeding, providing the indemnified party has acted in good faith and in the best interests of our company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1 2002 Stock Option Plan, dated effective September 30, 2002

4.2 Form of Stock Option Agreement

5 Opinion of Clark, Wilson

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (Grant Thornton LLP)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our corporation pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our corporation pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our corporation of expenses incurred or paid by a director, officer or controlling person of our corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our corporation will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 30th day of September 2002.

LUCKY 1 ENTERPRISES INC.

By: /s/ Bedo Kalpakian
Bedo Kalpakian, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bedo Kalpakian his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By: /s/ Bedo Kalpakian
Bedo Kalpakian
President and Director

By: /s/ Jacob Kalpakian
Jacob Kalpakian
Vice President and Director

By: /s/ Florence Chin
Florence Chin
Secretary

By: /s/ J.W. Murton
J.W. Murton
Director

By: /s/ Gregory McFarlane
Gregory McFarlane
Director